                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

File by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ /  Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/X/  Soliciting Material Pursuant to Section240.14a-12

                  AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
                  (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration No.:

    (3) Filing Party:

    (4) Date Filed:

                                                                                        Office  858.909.1200
                                             10421 Wateridge Circle - Suite 250                 888.373.3974
[LOGO]                                       San Diego, California 92121                   Fax  858.909.1299

                        YOUR VOTE IS EXTREMELY IMPORTANT

                                                                   June 21, 2002

Dear Fellow Stockholder:

    You may be receiving proxy material from two dissident stockholders, MacKenzie Patterson, Inc. and C.E. Patterson. We will refer to them as The Patterson Group. THESE DISSIDENTS ARE TRYING TO DERAIL YOUR COMPANY'S STRATEGIC BUSINESS PLAN--WHICH IS TO FOCUS ON OUR RAPIDLY GROWING AND MOST PROMISING AMERICAN MORTGAGE NETWORK BUSINESS UNIT. If you receive their GREEN proxy card, we urge you to disregard it and not return it.

    Since we began to implement our strategic initiative nearly seven months ago and began to talk with investors about American Mortgage Network and its goals and its recent progress, YOUR COMPANY'S TRADING VOLUME HAS INCREASED SUBSTANTIALLY, AND ITS SHARE PRICE HAS RISEN SIGNIFICANTLY FROM $1.70 PER SHARE ON NOVEMBER 16TH TO $5.00 PER SHARE SEVEN MONTHS LATER ON JUNE 17TH. We believe that this has been as a result of the market's positive response to our plan. IF THE MARKET LIKES IT SO MUCH, WHY DOESN'T THE PATTERSON GROUP? PERHAPS THEY HAVE ANOTHER AGENDA!

    Furthermore, ask yourself why the three largest owners of our stock, representing approximately 33.6% of our outstanding stock, have advised us that they intend to vote in support of your Board's position on all proposals? WE BELIEVE THE ANSWER IS CLEAR--THEY ARE SUPPORTING YOUR BOARD'S PROPOSALS BECAUSE THEY BELIEVE THEIR PASSAGE WILL BE IN THE BEST INTERESTS OF STOCKHOLDERS.

                    YOUR BOARD OF DIRECTORS HAS ALWAYS BEEN
                COMMITTED TO DOING WHAT IS IN THE BEST INTERESTS
               OF ALL OF THE COMPANY'S STOCKHOLDERS. NOW WE NEED
                  YOUR VOTE ON THE ENCLOSED WHITE PROXY CARD.

    SIX OUT OF THE EIGHT BOARD MEMBERS ARE INDEPENDENT and consist of a former President of Fannie Mae, a former President of the Federal Home Loan Bank Board, the current President of the Lincoln Land Institute at Harvard University, a Managing Director of one of the nations most successful sub-prime mortgage banks, a well-known and respected homebuilder, and a Managing Director of TCW/Crescent, a large institutional investment firm affiliated with Trust Company of the West.

    YOUR BOARD AND MANAGEMENT TEAM HAVE WORKED TIRELESSLY ON YOUR BEHALF TO TAKE DECISIVE ACTIONS TO POSITION THE COMPANY FOR FUTURE GROWTH.

                   OUR STATEGIC PLAN IS THE BEST ALTERNATIVE.

    Prior to making its decision to terminate American Residential's REIT status, American Residential's independent Board of Directors conducted a review of strategic alternatives with the aid of an outside consultant in March 2001 and September 2001. The review consisted of an analysis of the following potential strategies:

    - Liquidation of assets, both immediate or gradual, with proceeds paid out to stockholders;

    - Continued mortgage portfolio investments (both re-investing run-off or selling the current portfolio and re-investing proceeds into new portfolios); and

    - Potential mergers share exchanges with other REITs.

                IT WAS ONLY AFTER EACH OF THESE ALTERNATIVES WAS
                 CAREFULLY CONSIDERED THAT IT WAS DECIDED THAT
                 AMERICAN RESIDENTIAL SHOULD FOCUS ON BECOMING
                        A MORTGAGE ORIGINATION COMPANY.

    Based upon this decision, the Company decided to move forward with the proposal to relinquish its REIT status so that it would be free to further invest in the promising future of the mortgage origination business without the restrictions that govern a REIT.

                   THE BOARD AND MANAGEMENT HAVE THE SUPPORT
                OF THE THREE LARGEST STOCKHOLDERS, REPRESENTING
                 APPROXIMATELY 33.6% OF OUR OUTSTANDING STOCK,
 WHO, LIKE ALL OF US STOCKHOLDERS, WILL BE DIRECTLY AFFECTED BY THE OUTCOME OF
                       THE VOTE ON THIS IMPORTANT ISSUE.

    The Patterson Group has made numerous false and misleading statements in an effort to confuse stockholders about this plan and about American Mortgage Network, including calling it an untested and unproven start-up and pejoratively labeling it a "Pet Project". NOTHING COULD BE FURTHER FROM THE TRUTH.

                               DO NOT BE MISLED!

    American Mortgage Network, American Residential's taxable subsidiary which began operations in November of 2001, is on track with its projections, and your Board believes The Patterson Group fails to tell you several very important points which you should consider before voting:

    - YOUR MANAGEMENT TEAM HAS A VERY SUCCESSFUL AND BROAD RECORD IN MORTGAGE BANKING, HAVING CREATED A SIMILAR MORTGAGE BANK, WHICH IT TOOK PUBLIC, AND LATER SOLD AT A HANDSOME PREMIUM TO A MAJOR INTERNATIONAL BANK.

    - American Mortgage Network will fund an estimated $600 million of mortgages in only its second full operating quarter and is on track to produce a monthly volume of $500 million of mortgages per month by the end of this year.

    - We do not have the capital base to pursue both a REIT (portfolio investment) strategy and a fast growing mortgage banking operation.

    - Terminating the REIT status will clarify and re-position your Company in the market as a specialty finance growth company as opposed to being linked to the REIT sector where valuation methodologies are inconsistent with those used for growth companies.

    - THE MORTGAGE BANKING STRATEGY REPRESENTED BY AMERICAN MORTGAGE NETWORK IS BEGINNING TO TAKE HOLD AND IN OUR OPINION IS THE BEST WAY TO RESTORE EARNINGS AND OVER TIME INCREASE SHARE PRICE.

    - The NYSE requires that any REIT be delisted when it is no longer a REIT. This is a standard process, and the NYSE will assist us in an orderly move from its exchange to another national exchange. Our stockholders will have the same liquidity opportunities as they do today.

                       PROTECT YOUR INVESTMENT--VOTE YOUR
                            WHITE PROXY CARD TODAY!

              THE INTERESTS OF YOUR BOARD AND MANAGEMENT TEAM ARE
               ALIGNED WITH YOURS--TO ENHANCE STOCKHOLDER VALUE!

    The Board wants to assure all of you that the creation of stockholder value is our Board's and management's priority, each and every day. OUR DRIVE FOR A SIGNIFICANTLY HIGHER STOCK PRICE AND COMPANY VALUATION IS WHAT LED TO A COMPREHENSIVE STRATEGIC ALTERNATIVES EVALUATION AND THE CREATION OF AMERICAN MORTGAGE NETWORK. The Board asks that you consider the following:

    - THAT I, AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND MR. FULLER, AS PRESIDENT AND CHIEF OPERATING OFFICER, HAVE HAD ONE 5% COST OF LIVING INCREASE TO OUR BASE SALARIES IN FOUR YEARS.

    - We have not re-priced or re-issued options for any employee of American Residential. The vast majority of management's options are still priced at $15.00, $12.50 and $7.50, helping to ensure that we are motivated to create a company that commands a stock price well above these levels. Personally, in addition to my options, I own approximately 135,000 shares of American Residential stock (purchased with the same after tax dollars you used to purchase your shares) at prices ranging from approximately $15.00 to $3.50. I PLAN TO CONTINUE TO BE A PURCHASER OF OUR STOCK BECAUSE I BELIEVE IN OUR FUTURE.

    The Patterson Group criticizes our plan on one hand and then implies that the Company should magically return to paying dividends like we did in 1999. THIS IS A RECKLESS AND MISLEADING ATTEMPT DESIGNED SIMPLY TO GET YOUR VOTE. Our assets have changed, the environment has changed, and we need to redirect the Company and continue to invest in the growth potential of our origination business in order to have the best opportunity of building value for all stockholders.

                 THE PATERSON GROUP MAY ALSO WANT TO LIQUIDATE
                   OUR ASSET PORTFOLIO--FORCING STOCKHOLDERS
                      TO SETTLE FOR LITTLE OR NO PREMIUM.

The Patterson Group has stated that it believes that liquidating the Company or selling the Company's assets would maximize stockholder value. However, your Board is convinced that liquidation of American Residential's current portfolio assets would most likely net stockholders little, if any, premium over today's stock price of approximately $5.00 per share(1). Because all of our sub-prime mortgages held for investment have been permanently financed by issuing non-recourse, collateralized mortgage obligations (CMO bonds), we essentially own a right to receive excess interest and principal on the mortgage pool, after the debt has been serviced. As such, our portfolio assets are referred to as "CMO residuals".

    - REMEMBER, THERE IS NOT AN ACTIVE, LIQUID MARKET FOR THESE RESIDUALS, SINCE MOST CMO ISSUERS PREFER TO RETAIN THESE RESIDUALS FOR INVESTMENT, AS WE HAVE DONE.

    - ACCORDINGLY, IF LIQUIDATED, THESE WOULD SUFFER A SIGNIFICANT PRICE DISCOUNT COMPARED TO THE ACTUAL CASH FLOWS, WHICH WOULD BE REALIZED OVER THE NEXT FEW YEARS BY RETAINING THESE ASSETS.

    The Board asks for your support and strongly recommends that you allow your Board and management the time and the opportunity to create long term stockholder value with the growth of American Mortgage Network now and in the future.

                  WE ASK YOU TO JOIN US AND YOUR THREE LARGEST
                     STOCKHOLDERS IN VOTING IN FAVOR OF THE
                   BOARD'S PROPOSALS TODAY. PLEASE SIGN, DATE
                       AND MAIL YOUR NEW WHITE PROXY CARD
                           IN THE ENVELOPE PROVIDED.

    DO NOT SIGN THE GREEN PROXY SENT BY THE PATTERSON GROUP. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

    Your Board thanks you for your continued interest in the Company and pledges to use maximum effort to move American Residential forward to benefit all stockholders. If you have any questions or require assistance in voting, please call our proxy solicitor at (888) 410-7852.

On Behalf of Your Board of Directors

Sincerely,

[LOGO]

John M. Robbins
Chairman and Chief Executive Officer

---------------------

(1) This is based upon an estimated value equal to the discounted present value of the expected excess cash flows.

                             SAFE HARBOR STATEMENT

    Except for historical information contained herein, the information contained in this letter includes forward-looking statements that involve certain risks and uncertainties as is more fully discussed under the caption, "Safe Harbor Statement," in the document entitled, "Additional Information" enclosed herewith.

                             SAFE HARBOR STATEMENT

Except for historical information contained herein, the information contained in this letter may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding American Residential's anticipated loan volumes, increases in the Company's stock prices, and growth, profitability and valuation of the Company and American Mortgage Network. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward--looking statements due to a number of factors, including but not limited to: lack of American Residential's experience in generating mortgage loans; general economic conditions; overall interest rates; the availability of financing for the origination of mortgage assets; the impact of leverage; American Residential's liquidity position; volatility in the commitments made to fund mortgages; and other risk factors included in American Residential's most recent report on Form 10-Q, report on Form 10-K for the year ended December 31, 2001, and other filings made with the Securities and Exchange Commission. All forward-looking statements included in this letter are based upon information available to American Residential as of the date hereof, and American Residential assumes no obligation to update any such forward-looking statements.

                             ADDITIONAL INFORMATION

PROPOSALS TO REQUEST THAT THE BOARD OF DIRECTORS REDEEM THE OUTSTANDING RIGHTS UNDER THE RIGHTS PLAN AND TO APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

The Patterson Group has recently filed a Preliminary Proxy Statement with the SEC indicating that it intends to present two proposals at the Company's Annual Meeting. The first proposal recommends a request that the Company's Board of Directors redeem all Preferred Stock Purchase Rights issued and outstanding under the Rights Agreement, dated February 2, 1999, between the Company and American Stock Transfer & Trust Company. The other proposal recommends a director nomination amendment to the Bylaws of the Company that would require that a director can be nominated for re-election only if the director voted to approve the redemption or elimination of the Rights Plan within 180 days after the stockholders' approved the request to have the Board do so, if such request is approved by the stockholders.

Your Board believes that the Rights Agreement is a fundamental negotiating tool and is substantially identical to the rights plans employed by hundreds, if not thousands, of public companies. The Rights Agreement inhibits abusive conduct and is designed to protect stockholders against practices which do not treat all stockholders fairly and equally (unsolicited takeover attempts which utilize abusive tactics include, for example, a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally, or a squeeze-out merger that squeezes out certain stockholders). The Rights Agreement strengthens the Company's negotiating power and positions the Board of Directors to negotiate the best price for stockholders where a sale of the Company is in the best interests of the stockholders. The Board believes that keeping the Rights Agreement in place allows the Company to improve its financial performance, while, if necessary, using the Rights Agreement to either deter short term speculators and/or to negotiate a higher offer price should the Company receive a fair acquisition proposal.

While the Rights Agreement has certain anti-takeover effects, the Board believes that the Rights Agreement does not affect any takeover proposal which the Board of Directors determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of the Company's stockholders. Under the terms of the Rights Agreement, the Board of Directors, acting in the best interests of the Company and the stockholders, may redeem the rights issued pursuant to the Rights Agreement to permit a fair, equitable and noncoercive acquisition.

In adopting the Rights Agreement originally, the Board considered carefully the Rights Agreement's limited purposes and benefits. The Board believes, although it cannot be certain, that the continued application of the Rights Agreement will result in a higher premium paid to stockholders for the sale of their interests in the Company. The Board also believes that the presence of the Rights Agreement does not and will not deter potential bidders or acquirors from acquiring the Company through a tender offer or other takeover type transaction. The continuation of the Rights Agreement will not impede any vote to replace the Board or to propose and elect alternative nominees for the directors.

If the Rights Agreement Proposal is properly brought before the Annual Meeting, the Company will present the proposal to its stockholders. With respect to the Bylaw Amendment Proposal, however, as previously noted in our Definitive Proxy Statement, we have obtained a reasoned opinion from Maryland counsel indicating that the Bylaw Amendment Proposal is not a proper proposal for stockholder action under Maryland law. If the Bylaw Amendment Proposal is properly brought before the Annual Meeting, and it receives the requisite vote to pass, namely a majority of the outstanding shares, then the Board nevertheless reserves its right to exercise its fiduciary duty and to take whatever action it deems necessary and appropriate, taking into consideration the reasoned opinion of Maryland counsel and such other factors as the Board determines to be relevant.

If either of these proposals are properly brought before the Annual Meeting, the persons named as Proxies on the enclosed WHITE proxy card intend to vote for or against each such proposal as the votes represented by such proxies so instruct. If no instructions are given, the named Proxies intend to vote the proxies AGAINST each of the proposals. If you have previously voted on the WHITE proxy card delivered to you with the Company's Definitive Proxy Statement and you do not vote again on the WHITE proxy card enclosed with this letter (which will revoke your prior proxy card), your shares will not be voted AGAINST the proposals.

IT IS VERY IMPORTANT THAT YOU DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED WHITE PROXY CARD, FOR WHICH A RETURN STAMPED ENVELOPE IS PROVIDED.

The affirmative vote of a majority of the shares of outstanding common stock is required for approval of each of the proposals. Abstentions and broker non-votes, if any, will be counted as present for purposes of determining if a quorum is present. Abstentions and broker non-votes, if any, will have the same effect as a "No" vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE PROPOSAL TO REDEEM THE OUTSTANDING RIGHTS UNDER THE RIGHTS PLAN AND THE AMENDMENT TO THE AMENDED AND RESTATED BYLAWS.

PARTICIPANT INFORMATION

    American Residential Investment Trust, Inc. and certain other persons named below may be deemed to be participants in the solicitation of proxies of the Company's stockholders discussed above. The participants may include: (a) the directors of the Company: H. James Brown, Jay M. Fuller (also President and Chief Operating Officer), Keith Johnson, Ray W. McKewon, Richard T. Pratt, Mark
J. Riedy, John M. Robbins (also Chief Executive Officer and Chairman of the Board), and John C. Rocchio; (b) the executive officers of the Company: Judith
A. Berry, Executive Vice President and Chief Financial Officer; Lisa S. Faulk, Senior Vice President, Operations; and Randall A. Myres, Senior Vice President, Chief Information Officer; and (c) other key employees: Clayton Strittmatter, Senior Vice President of Finance. As of the date of this filing, the participants listed above beneficially own in the aggregate approximately 14.1% of the Company's common stock (including 0.5% beneficially owned by Mr. Strittmatter). Of the 14.1% beneficially owned by the participants, 3.2% is represented by outstanding shares and 10.9% is represented by outstanding options. Additional information regarding the interest of the directors and executive officers of the Company is contained under the headings, "Stock Ownership of Certain Beneficial Owners and Management," "Executive Compensation and Other Matters," and "Stock Options" in the Company's Proxy Statement.

Except as disclosed in the Company's Proxy Statement, to the knowledge of the Company, none of the participants described above has "associates," as that term is defined in Rule 14a-1 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, who beneficially own any securities of the Company.

COST AND METHOD OF SOLICITING

This solicitation is being made by the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of directors, officers and other employees of the Company and of its subsidiaries may (without additional compensation) solicit proxies in person or by telephone, telegraph, telex, facsimile, e-mail and postings on the Company's website. The Company has also retained MacKenzie Partners, Inc. (not related in any way to The Patterson Group), for a fee not to exceed $100,000, and reimbursement of out-of-pocket expenses, to aid in the solicitation of proxies. MacKenzie Partners, Inc. will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. MacKenzie Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The Company will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that MacKenzie
Partners, Inc. will employ approximately 40 persons to solicit the Company's stockholders for the Annual Meeting.

The Company currently estimates that the total amount which it will spend in connection with this solicitation of proxies to be approximately $300,000. The Company also estimates that, through the date hereof, its total expenditures to date in connection with this proxy solicitation are approximately $125,000. This amount excludes (i) the salaries and fees of officers, directors and employees of the Company and (ii) the normal expenses of an uncontested election.

                 Please Detach and Mail in the Envelope Provided

                   AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 19, 2002
                       SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints John M. Robbins and Jay M. Fuller, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in American Residential Investment Trust, Inc., a Maryland corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the San Diego Marriott Hotel, La Jolla, California on July 19, 2002, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated June 7, 2002 (the "Proxy Statement"), receipt of which is hereby acknowledged, and
  (2) in their discretion upon such other matters as may properly come before the meeting, or any adjournments or postponements thereof.


       THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 5 AND AGAINST PROPOSALS 7 AND 8.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                                             SEE REVERSE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE                      SIDE

                Please Detach and Mail in the Envelope Provided


           THE BOARD RECOMMENDS VOTING FOR PROPOSALS 1 THROUGH 5 AND
                           AGAINST PROPOSALS 7 AND 8:


                     FOR all Nominees
                     listed below (except  WITHHOLD AUTHORITY     2. To approve the amendment and restatement
                     as marked to the        to vote for all         of American Residential's Articles of
                     contrary below.)      nominees listed below.    Amendment and Restatement in preparation
                         /  /                     /  /               for the termination of American            FOR  AGAINST ABSTAIN
1. To elect the                                                      Residential's status as a REIT, including
   following two                                                     the deletion of Article X thereof.
   (2) persons as                                                    Article X contains certain restrictions    /  /    /  /   /  /
   Class II                                                          on the acquisition and transfer of shares
   directors to                                                      of American Residential common stock
   hold office for                                                   designed to preserve American
   a three-year term and until their respective                      Residential's status as a REIT.
   successors are elected and qualified:                             Article X also prohibits the holding
                                                                     of American Residential capital stock
                                                                     by entities that could result in the
                                                                     imposition of a penalty tax on American
                                                                     Residential or endanger the tax status
                                                                     of real estate mortgage investment
                                                                     conduits or taxable mortgage pools in
                                                                     which American Residential has an interest.

(INSTRUCTION: To withhold authority to vote for                   3. To approve the amendment of American       /  /    /  /   /  /
any individual nominee, strike a line                                Residential's Amended and Restated Bylaws in
through that nominee's name in the list below.)                      preparation for the termination of American
                                                                     Residential's status as a REIT, to delete
                                                                     Article II, Section 12 thereof. Article II,
            Keith Johnson                                            Section 12 provides that the Board of
            Richard T. Pratt                                         Directors of American Residential has a
                                                                     duty to ensure that American Residential's
                                                                     treatment of its assets and investment
                                                                     policies complies with the restrictions
                                                                     applicable to real estate investment trusts.

                                                                  4. To ratify an increase in the maximum       /  /    /  /   /  /
                                                                     aggregate number of shares that may be
                                                                     issued under American Residential's 1997
                                                                     Stock Option Plan from 774,800 to
                                                                     1,474,800.

                                                                  5. To ratify an increase in the maximum       /  /    /  /   /  /
                                                                     aggregate number of shares that may
                                                                     be issued under American Residential's
                                                                     1997 Outside Directors Stock Option
                                                                     Plan from 120,000 to 210,000.

                                                                  6. To act upon such other matters as may
                                                                     properly come before the meeting or
                                                                     any adjournment or postponement thereof.


                                                                   THE BOARD RECOMMENDS VOTING AGAINST PROPOSALS 7 AND 8:

                                                                  7. To approve a non binding stockholder       /  /    /  /   /  /
                                                                     proposal recommending that the Board of
                                                                     Directors redeem the rights issued and
                                                                     outstanding under the American
                                                                     Residential's stockholder rights plan.

                                                                  8. To amend the bylaws of American            /  /    /  /   /  /
                                                                     Residential with respect to Director
                                                                     nomination qualifications.


                                                               Date:_________
_________________________   __________________________
Signature (title, if any)   Signature, if held jointly
Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.